Exhibit 5.1

Our Ref 023786.0004.DCA/LJD	13 May 2016

Innocoll Holdings plc

9 Block D
Monksland Business Park, Monksland
Athlone, Co. Roscommon

Innocoll Holdings plc (the “Company”)

Dear Sirs

1.	Capacity and Basis

We act as Irish counsel for the Company and are delivering this Opinion in connection with the filing by the Company of a post-effective amendment (the “Amendment”) to the registration statement on Form F-3 initially filed by Innocoll AG on 29 September 2015 (the “F-3 Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

We understand that, as a result of the Merger (as defined below), the Company became the successor issuer to Innocoll AG under Rule 414 of the Securities Act and Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and adopts the F-3 Registration Statement, as modified by the Amendment, as its own registration statement for all purposes of the Securities Act and the Exchange Act.

The Amendment relates to:

(a)	the registration of an indeterminate amount of Ordinary Shares of $0.01 each in the Company (the “Ordinary Shares”), with an aggregate initial offering price not to exceed $150,000,000 (the “New Shares”);

(b)	the sale by certain shareholders (the “Selling Shareholders”) of up to 9,474,682 Ordinary Shares in the issued share capital of the Company (the “Existing Shares”); and

(c)	the sale by the Selling Shareholders of up to 2,609,079 Ordinary Shares issuable upon the exercise of options held by the Selling Shareholders (the “Option Shares”).

On 16 March 2016, Innocoll AG merged with the Company by way of a European cross-border merger (the “Merger”) with the Company being the surviving company in the Merger. The Merger was effected on the date and at the time specified in the High Court Order (as defined at paragraph 2.7 below) (the “Effective Time”).

At the Effective Time and pursuant to the common draft terms of the Merger as approved by the board of directors of the Company (the “Board”) and the supervisory board of Innocoll AG on 20 December 2015 and the shareholder of the Company, by way of written resolution, on 15 February 2016 (the “Common Terms”), (i) each holder of Innocoll AG shares became entitled to receive 13.25 Ordinary Shares for each Innocoll AG share held by him and (ii) each holder of ADSs became entitled to receive one Ordinary Share for each ADS, in each case held immediately prior to the Merger (the aggregate number of such Ordinary Shares issued at the Effective Time (which included the Existing Shares) is hereinafter referred to as the “Merger Shares”).

In this Opinion Letter the New Shares, the Option Shares and the Merger Shares are collectively referred to as the “Shares”.

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland (exclusive of Northern Ireland) (“Ireland”) or with respect to taxation matters.

This opinion is delivered in connection with the filing by the Company of the Amendment with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

In this Opinion Letter, the term “the Act” means the Companies Act 2014 of Ireland including all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Act).

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed:

2.1	a corporate certificate of the Company dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate”) a copy of which is annexed hereto marked “A”;

2.2	the report of searches made against the Company by Brady & Co., independent law searchers, on our behalf on 13 May 2016 in the Companies Registration Office of Ireland in Dublin and the Central Office of the High Court, Dublin (together, the “Searches”), a copy of which is annexed hereto marked “B”;

2.3	a copy of the Constitution of the Company (as referred to in Section 1006(1) of the Act) annexed as Appendix I to the Company Certificate (the “Constitution”);

2.4	a copy of the resolutions passed in writing by the then sole shareholder of the Company on 15 February 2016 annexed as Appendix II to the Company Certificate; and

2.5	a copy of the Amendment, annexed as Appendix III to the Company Certificate;

2.6	a copy of the Common Terms, annexed as Appendix IV to the Company Certificate; and

2.7	an order of the Irish High Court, pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger, dated 14 March 2016, (the "High Court Order"), a copy of which is annexed hereto and marked "C";

(each a “Document” and collectively, the “Documents”).

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3.	Opinion

Based only on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we are of the opinion that:

3.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland;

3.2	the issue of the New Shares will, on adoption of resolutions by the Board (or a duly appointed committee thereof) issuing and allotting such New Shares, have been duly authorised by all necessary corporate approval of the Company and on (i) the allotment and issuance of the New Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such New Shares have been issued credited as fully paid), and (ii) the subscription and payment in full therefor by the relevant subscribers in accordance with the Constitution and the Amendment and the terms of any agreement providing for the subscription for the New Shares, the New Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the New Shares are not liable, solely by virtue of holding such New Shares, for additional assessments or calls on such New Shares by the Company or its creditors);

3.3	on (i) the allotment and issuance of the Option Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Option Shares have been issued credited as fully paid), and (ii) the exercise, subscription and payment in full therefor by the relevant subscribers in accordance with the Constitution and the relevant option agreement(s), the Option Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Option Shares are not liable, solely by virtue of holding such Option Shares, for additional assessments or calls on such Option Shares by the Company or its creditors); and

3.4	the allotment and issue of the Merger Shares, in accordance with the terms of a registration statement on Form F-4 filed by the Company on 10 December 2015 with the Commission (as amended pursuant to Amendment No. 1, on 22 December 2015) (the “F-4 Registration Statement”) and the Common Terms, was duly authorised by all necessary corporate action of the Company and the Merger Shares were validly issued, fully paid and are non-assessable (which term, when used herein, means that the holders of the Merger Shares are not liable, solely by virtue of holding such Merger Shares, for additional assessments or calls on such Merger Shares by the Company or its creditors.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1	that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto;

4.2	the authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents;

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4.3	that the Company Certificate fully and accurately states the position as to the matters of fact referred to therein and that the position as stated therein in relation to any factual matter pertains as of the date hereof;

4.4	that the copy produced to us of the written resolutions of the then sole shareholder of the Company is a true copy and correctly records the resolutions approved by the shareholder of the Company, that such written resolutions were duly signed by or on behalf of the then sole shareholder of the Company, that all constitutional, statutory and other formalities were duly observed in respect of such resolutions and that no further resolutions of the shareholder, the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.5	that the copy produced to us of the written resolutions of the Board is a true copy and correctly records the resolutions approved by the Board; that such written resolutions were signed by the requisite members of the Board, that those persons who signed such written resolutions acted bona fide in the interests of the Company in signing such written resolutions, that all constitutional, statutory and other formalities were duly observed in respect of such resolutions (including but not limited to the provisions contained in the Act and/or the Constitution relating to the declaration of the interests of the Directors and the powers of interested Directors to vote) and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.6	that (a) the Company is fully solvent at the date hereof; (b) the Company will not, as a consequence of doing any act or thing which the Amendment and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require the Company to do, be or become insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company;

4.7	that, if the Searches were conducted as at the date of this Opinion Letter, the results of such new searches would be the same as the Searches;

4.8	that it is and was in the interests of (and will (or did) commercially benefit) the Company to issue the Shares and that the filing of the Amendment will be made, and each of the transactions referred to in the Amendment and the Ancillary Documents is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms length commercial terms;

4.9	the Existing Shares formed part of the Merger Shares;

4.10	that, in so far as the laws (including the public policy) of any other jurisdiction other than Ireland are relevant, such laws do or did not prohibit and are not or were not inconsistent with the issue of the Shares, and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have any adverse implications in relation to the opinions expressed herein;

4.11	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.12	that the Company has not been or was not induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to issue the Shares;

4.13	that, at the time of issue of the Option Shares or the New Shares, the authority of the Company and the directors of the Company to issue the Option Shares or the New Shares

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(including on a non-pre-emptive basis) as provided for in the Constitution and the Act, will be in full force and effect;

4.14	that the Company has and will have sufficient share capital to issue the required number of Ordinary Shares to be delivered pursuant to the Amendment;

4.15	that any issue of Shares will be or was in consideration of the receipt by the Company prior to the issue of the Shares of consideration in accordance with section 64(3) of the Act in an amount at least equal to the nominal value of such Shares and any premium required to be paid up on such Shares pursuant to their terms of issue and to the extent that any of the consideration for such Shares is not or was not payable in cash, that the provisions of section 1028 of the Act with respect to the issuance of shares for non-cash consideration were or will be complied with in full prior to the issue and allotment of the Shares and that, to the extent applicable, the provisions of Part 23 of the Act are or were complied with in relation to any issuance of the Shares;

4.16	that the Shares were or will have been issued in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the F-4 Registration Statement, the Amendment and the appropriate prospectus supplement;

4.17	that, as at the time of the issuance of the Shares, such issuance was not or will not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

4.18	that the filing of the Registration Statement and the Amendment with the Commission has been authorised by all necessary actions under all applicable laws;

4.19	that any power of attorney granted by the Company in respect of the allotment and issue of the Shares shall have been duly granted, approved and executed in accordance with the Articles of Association, the Act, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations;

4.20	that the Shares have not been, or will not be, listed or admitted to trading on any stock exchange other than NASDAQ;

4.21	that when filed with SEC, the Amendment will not differ in any material respect from the draft that we have examined and that the Amendment will have become effective under the Securities Act;

4.22	that a complete prospectus supplement will have been prepared and filed with the SEC describing the New Shares or the Option Shares offered thereby;

4.23	that a definitive purchase, underwriting or similar agreement with respect to the New Shares offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto;

4.24	that the Company will continue to renew its authority to issue the New Shares and the Option Shares in accordance with the terms and conditions set out in the Constitution and the Act and that, where such authority has not been renewed, the Company will not issue the New Shares or the Option Shares after such authority has expired;

4.25	that any issue of the Shares has been and will be in compliance with the Act, the Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended), and all other applicable Irish

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company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

4.26	that the Amendment does not constitute (and is not intended/required to constitute) a prospectus (as defined in the Act) and that no offer of Shares to the public was or is made, or will be made, that required or requires the publication of a prospectus pursuant to Irish prospectus law (as defined in section 1348(1) of the Act);

4.27	that, as at the time of the issuance of any of the Shares, valid entries were or will be made in relation to the allotment and issue of the Shares in the books and registers of the Company;

4.28	that the Shares have been or will be allotted and issued in the manner stated in the Common Terms, the F-4 Registration Statement and/or the Amendment, as the case may be;

4.29	that no proceedings have been or will be instituted and no injunction has been granted against the Company to restrain it from issuing any of the Shares and that the issue of the Shares was not or will not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement, other than where the foregoing is required by Irish law;

4.30	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the issue of the Shares any of the rights or obligations expressed in the Amendment or the transactions contemplated by the Amendment:

4.30.1	have been made, done or obtained , as the case may be; and

4.30.2	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period);

4.31	that the information disclosed by the Searches was accurate as of the date the Searches were made and has not altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time;

4.32	that the Documents contain all relevant information which is material for the purposes of the opinions given in this Opinion Letter and there are no other contractual or other arrangements (whether legally binding or not) which renders such information inaccurate, incomplete or misleading or which affects or could affect a conclusions stated in this Opinion Letter; and

4.33	that the exercise of any options relating to the Option Shares granted will be conducted in accordance with the terms and the procedures described in the underlying option agreements and any other applicable agreements.

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5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1	the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

5.2	no opinion is expressed as to the adequacy of the consideration received or to be received for the issuance of any of the Shares;

5.3	any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

5.4	this Opinion Letter and any non-contractual obligation or liability arising in connection with it and the relationships created by any of them shall be governed by and shall construed in accordance with the laws of Ireland. By accepting and relying on this Opinion Letter the addressee irrevocably and unconditionally agree that (i) the courts of Ireland have exclusive jurisdiction to settle any dispute, suit, action or proceedings arising out of or in connection with this Opinion Letter, any non-contractual obligation or liability arising in connection with it or any relationship created by any of the forgoing (“Disputes”), (ii) the courts of Ireland are the most appropriate and convenient courts to settle Disputes and that accordingly, it will not argue to the contrary or seek to bring or commence proceedings or a Dispute in another jurisdiction, and (iii) for such purposes, it submits to the exclusive jurisdiction of the Irish courts;

5.5	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere;

5.6	we have not verified or been responsible for verifying the accuracy of the F-3 Registration Statement or the Amendment (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom;

5.7	other than the Searches we have not made any further enquiries, conducted any other searches or due diligence whatsoever nor have we considered the regulatory status or compliance of any other person or body corporate. Accordingly, this Opinion Letter is given on the assumption that such searches, due diligence or enquiries, if made, would not reveal any circumstances which would require amendment of this Opinion Letter;

5.8	for the purpose of the opinion given in paragraph 3.1 we have relied solely upon the Searches which did not disclose that any steps have been taken to appoint a receiver or examiner of the Company or over any of its assets or to liquidate it or wind it up or in any other manner to terminate its legal existence;

5.9	searches of the Company Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgment Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgment Office in the Central Office of the High Court do not reveal:

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5.9.1	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

5.9.2	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

5.9.3	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office;

5.10	a search of the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented;

5.11	a search of the Registry of Winding Up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed;

5.12	while each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters

5.13	our opinions are limited strictly to the statements in paragraph 3 and are not to be read as extending by implication or otherwise to any other matter;

5.14	we accept no liability in respect of this Opinion Letter to any person other than the addressee (which liability is qualified in accordance with paragraph 5.14 or in accordance with the terms of the contractual relationship between us);

5.15	we accept a duty of care to the addressees in relation to the matters opined on in this Opinion Letter, but the provision of this Opinion Letter is not to be taken as implying that we owe the addressees any wider duty of care in connection with the content of any of the Documents or their commercial or financial implications;

5.16	no assumption or qualification in this Opinion Letter limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs in this Opinion Letter are for convenience only and do not affect the construction or interpretation hereof.

6.	General

This Opinion Letter is solely for the benefit of the addressees hereof and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed by the addressees on a strict non-reliance basis to the addressees’ professional advisers, to any governmental agency or regulatory authority or as otherwise required by law.

We hereby consent to the inclusion of this opinion as an exhibit to the Amendment. We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Amendment. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

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This Opinion Letter is intended solely for use in connection with the issuance of the Shares subject to the Amendment and is not to be relied upon for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

WILLIAM FRY	WILLIAM FRY

Solicitors	Solicitors

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